Exhibit 10.15

Execution Copy

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is made and entered into effective as of January 29, 2014, (the “Effective Date”) by and between TRELLIS BIOSCIENCE LLC, a Delaware limited liability company having a place of business at 2-B Corporate Drive, South San Francisco, CA 94080 (“Trellis”) and CONTRAFECT CORP., a Delaware corporation having its principal place of business at 28 Wells Avenue, 3rd Floor, Yonkers, NY 10701 (“ContraFect”). Trellis and ContraFect are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

Whereas, ContraFect is a biotechnology company engaged in the research, development, manufacture and commercialization of human therapeutic products.

Whereas, Trellis is a drug discovery company that has technology and expertise relating to discovering, isolating and generating therapeutic grade antibodies.

Whereas, ContraFect and Trellis desire to enter into an exclusive license agreement in the Field (as defined below) for the development and, if successful, regulatory approval and commercialization of products containing such antibodies and/or derivatives thereof, all in accordance with the terms and conditions set forth herein below.

Now Therefore, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows.

1. DEFINITIONS

As used in this Agreement, the terms with initial letters capitalized, whether used in the singular or plural form, shall have the meanings set forth in this Article 1 or, if not listed below, the meaning designated in places throughout this Agreement.

1.1 “Adverse Event” means any untoward medical occurrence in a patient or human clinical investigation subject administered any Trellis Antibody or Product, including occurrences which do not necessarily have a causal relationship with any Trellis Antibody or Product.

1.2 “Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.3 “Antibody” means any antibody or protein comprising at least one CDR portion thereof (including multi-specific antibodies, single chain antibodies, antibody fragments, domain antibodies and conjugated antibodies) and/or similar binding protein (such as an adnectin), whether human, humanized, chimeric, murine, synthetic or from any other source.

1.4 “Applicable Law” means any applicable federal, state, local or foreign law, statute, ordinance, principle of common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

1.5 “Background Trellis Patents” means those Trellis Patents that are not Product Specific patents.

1.6 “BLA” means a Biologics License Application, for which Regulatory Approval by the FDA is required to market a Product in the U.S.

1.7 “BLA Approval” shall be achieved upon receiving Regulatory Approval of a BLA by the FDA for the applicable Product in the U.S.

1.8 “BLA Filing” means the acceptance by the FDA of the filing of a BLA for the applicable Product in the U.S.

1.9 “Business Day” means a day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York are required by Applicable Law to remain closed.

1.10 “Calendar Year” means the one (1) year period beginning on January 1 and ending on December 31.

1.11 “Change of Control” means the occurrence of any of the following: (a) a Party enters into a merger, consolidation, stock sale or sale or transfer of all or substantially all of its assets to which this Agreement relates, or other similar transaction or series of transactions with a Third Party; or (b) any transaction or series of related transactions in which any Third Party or group of Third Parties acquires beneficial ownership of securities of a Party representing more than fifty percent (50%) of the combined voting power of the then outstanding securities of such Party; or (c) any transaction or series of related transactions in which any Third Party or group of Third Parties acquires all or substantially all of a Party’s assets relating to this Agreement. Notwithstanding the foregoing, a stock sale by a Party to Third Parties (including any underwriters of a public offering of a Party’s capital stock) whether in a public or private transaction solely for the purpose of financing or a transaction solely to change the domicile of a Party shall not constitute a Change of Control.

1.12 “Claim” has the meaning set forth in Section 11.3.

1.13 “Clinical Trial” means any human clinical trial of a Product.

1.14 “Combination Product” means a Product that includes at least one additional active ingredient (whether coformulated or copackaged) that is not a Trellis Antibody. Pharmaceutical dosage form vehicles, adjuvants, and excipients shall not be deemed to be “active ingredients”, except in the case where such vehicle, adjuvant, or excipient is recognized by the FDA as an active ingredient in accordance with 21 CFR 210.3(b)(7).

1.15 “Commercialize” or “Commercialization” means the marketing, promotion, sale (and offer for sale or contract to sell), distribution, importation or other commercial exploitation (including pricing and reimbursement activities) for a Product in the Field in the Territory. Commercialization shall include commercial activities conducted in preparation for Product launch.

1.16 “Commercially Reasonable Efforts” means the carrying out of obligations or tasks with a level of efforts and resources that are consistent with the efforts and resources normally used in an active and ongoing program by a biopharmaceutical company of similar size and resources to such Party at a similar stage of development or commercialization and with similar market potential as such Product, taking into consideration the safety, efficacy, competitive marketplace and intellectual property position of the compound. Commercially Reasonable Efforts requires that a Party, at a minimum, set annual reasonable goals and objectives for development and/or commercialization.

1.17 “Completion” means, when used in connection with a Clinical Trial, the earlier of (a) the date on which (i) all Information contemplated by the protocol from such Clinical Trial has been collected, (ii) the compilation, review, and analysis of such Information has been completed, and (iii) a report documenting such compilation, review, and analysis has been prepared and finalized; or (b) ninety (90) days after the last patient visit of the last subject in such Clinical Trial that was required for inclusion in the statistical analysis. “Complete” has a correlative meaning

1.18 “Confidential Information” means, with respect to a Party, and subject to Section 9.1, all non-public Information of such Party that is disclosed to the other Party under this Agreement, which may include specifications, know-how, trade secrets, technical information, models, business information, inventions, discoveries, methods, procedures, formulae, protocols, techniques, data, and unpublished patent applications, whether disclosed in oral, written, graphic, or electronic form. All Information disclosed by a Party pursuant to the Prior MTA shall be deemed to be the Confidential Information of such Party pursuant to this Agreement (with the mutual understanding and agreement that any use or disclosure thereof that is authorized under Article 9 shall not be restricted by, or be deemed a violation of, such Prior MTA).

1.19 “ContraFect Claims” has the meaning set forth in Section 11.1.

1.20 “ContraFect Damages” has the meaning set forth in Section 11.1.

1.21 “ContraFect Indemnitees” has the meaning set forth in Section 11.1.

1.22 “ContraFect Patent” means any Patent that claims a Sole Invention owned by ContraFect.

1.23 “Control” means, with respect to any material, Information, or intellectual property right, that a Party (a) owns such material, Information, or intellectual property right, or (b) has a license or right to use to such material, Information, or intellectual property right, in each case (a) or (b) with the ability to grant to the other Party access, a right to use, or a license, or a sublicense (as applicable) to such material, Information, or intellectual property right on the terms and conditions set forth herein, without violating the terms of any agreement or other arrangement with any Third Party in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such access, right to use or (sub)license.

1.24 “Cover”, “Covered” or “Covering” means, with respect to Product (and/or Trellis Antibody) and a Patent, that, in the absence of a (sub)license under, or ownership of, such Patent, the making, using, offering for sale, selling or importing of such Product (and/or Trellis Antibody) would infringe a Valid Claim of such Patent.

1.25 “Develop” or “Development” means all activities that relate to obtaining, maintaining or expanding Regulatory Approval of a Product and to supporting appropriate usage for such Product in the Field. This includes: (i) preclinical/nonclinical research and testing, toxicology, and Clinical Trials; and (ii) preparation, submission, review, and development of data or information and Regulatory Materials for the purpose of submission to a governmental authority to obtain, maintain and/or expand Regulatory Approval of a Product (including contacts with Regulatory Authorities), and outside counsel regulatory legal services related thereto;  provided, however, that Development shall exclude Commercialization and manufacturing activities (including manufacturing activities related to Development). For clarity, Development shall include Phase 4 Clinical Trials that are required or requested in writing by a Regulatory Authority as a condition of, or in connection with, obtaining or maintaining Regulatory Approval (whether the trial is commenced prior to or after receipt of such Regulatory Approval).

1.26 “Disclosing Party” has the meaning set forth in Section 9.1.

1.27 “Dollar” or “$” means the lawful currency of the United States.

1.28 “Effective Date” means the date specified in the initial paragraph of this Agreement.

1.29 “EMA” means the European Medicines Agency and any successor agency thereto.

1.30 “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.31 “FD&C Act” or “Act” means the United States Federal Food, Drug and Cosmetic Act, as amended.

1.32 “Field” means all uses for the diagnosis, treatment or prevention of influenza.

1.33 “First Commercial Sale” means, with respect to a Product and country, the first sale to a Third Party of such Product in such country after Regulatory Approval has been obtained in such country. For clarity, compassionate use sales shall not be considered First Commercial Sale.

1.34 “GAAP” means generally accepted accounting principles of the U.S. consistently applied.

1.35 “Governmental Authority” means any multi-national, federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court, tribunal or other entity).

1.36 “IND” means (a) an Investigational New Drug Application as defined in the FD&C Act and applicable regulations promulgated thereunder by the FDA, or (b) the equivalent application to the applicable Regulatory Authority in any other regulatory jurisdiction, the filing of which is necessary to initiate or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.

1.37 “Indemnified Party” has the meaning set forth in Section 11.3.

1.38 “Indemnifying Party” has the meaning set forth in Section 11.3.

1.39 “Information” means any data, results, and information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, expertise, stability, technology, test data including pharmacological, biological, chemical, biochemical, toxicological, and clinical test data, analytical and quality control data, stability data, studies and procedures.

1.40 “Infringement” has the meaning set forth in Section 8.4(a).

1.41 “Infringement Action” has the meaning set forth in Section 8.4(b).

1.42 “Insolvency Event” has the meaning set forth in Section 12.4.

1.43 “Joint Invention” has the meaning set forth in Section 8.1.

1.44 “Joint Patent” means a Patent that claims a Joint Invention.

1.45 “Liens” means any lien, pledge, encumbrance, mortgage, security interest, purchase option, call or similar right, conditional and installment sale agreements, charges or claims of any kind.

1.46 “Net Sales” means the gross amount invoiced in arms-length transactions by ContraFect, its Affiliates and their respective sublicensees from or on account of the sale of Products in the Territory to a Third Party, less the sum of the following to the extent actually incurred and taken and reasonably allocable to the sale of Products:

(a) credits or allowances, if any are actually allowed, on account of price adjustments, recalls, claims, damaged goods, rejections or returns of items previously sold (including Product returned in connection with recalls or withdrawals);

(b) import taxes, export taxes, excise taxes, sales taxes, value-added taxes, consumption taxes, duties or other taxes levied on, absorbed, determined and/or imposed with respect to such sales (excluding income or net profit taxes or franchise taxes of any kind), to the extent not reimbursed by a Third Party;

(c) insurance, customs charges, freight, shipping and other transportation costs incurred in shipping Product to such Third Party, to the extent not reimbursed by a Third Party; and

(d) reasonable and customary credits or allowances actually granted for damaged, outdated, spoiled, returned or rejected Licensed Products, including, without limitation, in connection with recalls.

Notwithstanding the foregoing, amounts billed by ContraFect, its Affiliates, or their respective Sublicensees for the sale of Products among ContraFect, its Affiliates or their respective Sublicensees for resale shall not be included in the computation of Net Sales hereunder unless such purchaser is an end-user of such Product.

For purposes of determining Net Sales, the Products shall be deemed to be sold when invoiced and only if not invoiced, then shipped. Each of the deductions set forth above shall be reasonable and customary, and in accordance with GAAP consistently applied throughout the selling organization

Net Sales of any Combination Product for the purpose of calculating milestones or royalties due under this Agreement shall be determined on a country-by-country basis for a given accounting period as follows: first, ContraFect, its Affiliates, and their respective Sublicensees shall determine the actual Net Sales of such Combination Product (using the above provisions), and then: such Net Sales amount for the Combination Product shall be multiplied by the fraction A/(A+B), where A is the net selling price in such country of a Product containing only the applicable Trellis Antibodies, if sold separately for the same dosage as contained in the Combination Product, and B is the net selling price in such country of any other active ingredients (or delivery device) in the combination if sold separately for the same dosage (or form) as contained in the Combination Product. All net selling prices of the elements of such end-user product or service shall be calculated as the average net selling price of the said elements during the applicable accounting period for which the Net Sales are being calculated. In the event that, in any country, no separate sale of either such above-designated Product (containing only the applicable Trellis Antibodies and no other active ingredients) or any one or more of the active ingredients or delivery device included in such Product are made during the accounting period in which the sale was made or if the net selling price for an active ingredient cannot be determined for an accounting period, Net Sales allocable to the Product in each such country shall be determined by mutual agreement reached in good faith by the Parties prior to the end of the accounting period in question based on an equitable method of determining same that takes into account, on a country-by-country basis, all relevant factors (including variations in potency, the relative contribution of each active ingredient in the combination, and relative value to the end user of each active ingredient or delivery device).

1.47 “Patent” means (a) all patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from any of these, including divisionals, continuations, continuations-in-part, converted provisionals, and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications in (a) and (b), including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including adjustments, revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications in (a), (b) and (c), and (e) any similar rights, including foreign counterparts thereto, so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patents of addition to any of such foregoing patent applications and patents.

1.48 “Patent Challenge” has the meaning set forth in Section 8.6(a).

1.49 “Patent Prosecution Costs” means the direct out-of-pocket costs (including the reasonable fees and expenses incurred to outside counsel and other Third Parties, including filing, prosecution and maintenance fees incurred to Governmental Authorities) recorded as an expense by a Party or any of its Affiliates (in accordance with GAAP and its customary accounting practices) after the Effective Date and during the Term and pursuant to this Agreement, in connection with the preparation, filing, prosecution, maintenance and extension of Patents, including costs of Patent interference, appeal, opposition, reissue, reexamination, revocation, petitions or other administrative proceedings with respect to Patents and filing and registration fees.

1.50 “Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture company, governmental authority, association or other entity.

1.51 “Phase 1 Clinical Trial” means a Clinical Trial of a Product on sufficient numbers of normal volunteers and/or patients that is designed to establish that such Product is safe for its intended use and to support its continued testing in Phase 2 Clinical Trials. For purposes of this Agreement, ‘initiation’ of a Phase 1 Clinical Trial for a Product means the first dosing of such Product in a human subject in a Phase 1 Clinical Trial.

1.52 “Phase 2 Clinical Trial” means a Clinical Trial of a Product that utilizes the pharmacokinetic and pharmacodynamic information obtained from one or more previously conducted Phase 1 Clinical Trial(s) that is designed to provide a preliminary determination of safety and efficacy of such Product in the target patient population over a range of doses and dose regimens. For purposes of this Agreement, ‘initiation’ of a Phase 2 Clinical Trial for a Product means the first dosing of such Product in a human subject in a Phase 2 Clinical Trial.

1.53 “Phase 3 Clinical Trial” means a Clinical Trial of a Product on sufficient numbers of patients that is designed to establish that such Product is safe and efficacious for its intended use, and to define warnings, precautions and adverse reactions that are associated with such Product in the dosage range to be prescribed, and to support Regulatory Approval of such Product or label expansion of such Product. For purposes of this Agreement, ‘initiation’ of a Phase 3 Clinical Trial for a Product means the first dosing of such Product in a human subject in a Phase 3 Clinical Trial.

1.54 “Phase 4 Clinical Trial” means a Clinical Trial of a Product that (a) is not required for receipt of Regulatory Approval for a country but that may be useful in providing additional drug profile data in support of such Regulatory Approval (whether the trial is commenced prior to or after receipt of such Regulatory Approval), or (b) is required, requested or advised by a Regulatory Authority as a condition of, or in connection with, obtaining or maintaining Regulatory Approval (whether the trial is commenced prior to or after receipt of such Regulatory Approval). Phase 4 Clinical Trials may include trials or studies conducted in support of pricing/reimbursement approval, epidemiological studies, modeling and pharmacoeconomic studies, post-marketing surveillance studies, investigator sponsored Clinical Trials and health economics studies.

1.55 “Potential Type B Antibodies” means an Antibody that is Controlled by Trellis within twelve (12) months of the Effective Date and that has been demonstrated to neutralize influenza virus B, including variations and subtypes of influenza virus B.

1.56 “Prior MTA” means the Material Transfer Agreement entered into by ContraFect and Trellis effective May 23, 2013, as amended.

1.57 “Product” means any product containing a Trellis Antibody that is either a Type A Group 1 Antibody, a Type A Group 2 Antibody or a Type B Antibody (in each case, alone or as a Combination Product), in all forms, presentations, formulations and dosage forms.

1.58 “Product Specific Patent” means a Patent Controlled by Trellis (or any Trellis Affiliate) that Covers the composition, method of use and/or method of manufacture of any Trellis Antibody, either alone or as part of the Product, but does not Cover the composition, method of use and/or method of manufacture of any product containing a compound other than a Trellis Antibody.

1.59 “Prosecute” or “Prosecution” has the meaning set forth in Section 8.2(a).

1.60 “Prosecuting Party” has the meaning set forth in Section 8.4(c).

1.61 “Publication” has the meaning set forth in Section 9.4.

1.62 “Receiving Party” has the meaning set forth in Section 9.1.

1.63 “Regulatory Approval” means with respect to a country, extra-national territory, province, state, or other regulatory jurisdiction, any and all approvals, licenses, registrations or authorizations of any Regulatory Authority necessary in order to commercially distribute, sell, manufacture, import, export or market a product in such country, state, province, or some or all of such extra-national territory or regulatory jurisdiction, but which shall exclude any pricing and reimbursement approvals.

1.64 “Regulatory Authority” means, with respect to a particular country, extra-national territory, province, state, or other regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval and/or, to the extent required for such country, extra-national territory, province, state, or other or regulatory jurisdiction, pricing or reimbursement approval of a Product in such country or regulatory jurisdiction, including the FDA and the EMA, and in each case including any successor thereto.

1.65 “Regulatory Materials” means regulatory applications, submissions, dossiers, notifications, registrations, Regulatory Approvals and/or other filings made to or with, or other approvals granted by, a Regulatory Authority that are necessary or reasonably desirable in order to Develop, manufacture or Commercialize a Product in a particular country or regulatory jurisdiction. Regulatory Materials include INDs, MAAs and BLAs.

1.66 “Royalty Term” has the meaning set forth in Section 6.5(c).

1.67 “Safety Reason” means it is ContraFect’ or any of its Affiliates’ or Sublicensees’ reasonable belief that based upon additional information that becomes available or an analysis of the existing information at any time, that the medical risk/benefit of such Trellis Antibody or Product is sufficiently unfavorable as to be incompatible with the welfare of patients to Develop or Commercialize or to continue to Develop or Commercialize such Trellis Antibody or Product.

1.68 “SEC” means the U.S. Securities and Exchange Commission.

1.69 “Sole Inventions” has the meaning set forth in Section 8.1.

1.70 “Sublicensee” means any Third Party granted a sublicense by ContraFect under Section 6.2 hereof to the rights licensed to ContraFect hereunder, but shall not include any wholesaler or distributor based on a wholesaler or distributor arrangement for the sale of Product (even if such wholesaler or distributor is granted a right or license to sell a Product).

1.71 “Term” has the meaning set forth in Section 12.1.

1.72 “Termination Notice” has the meaning set forth in Section 12.3(a).

1.73 “Territory” means all countries of the world.

1.74 “Third Party” means any Person other than Trellis or ContraFect or an Affiliate of either of Trellis or ContraFect.

1.75 “Trellis Antibody” means any Type A Group 1 Antibody, Type A Group 2 Antibody, Type B Antibody or Potential Type B Antibody existing as of the Effective Date, or any fragment, derivative, variant or conjugate thereof and/or any nucleotide sequence expressing the foregoing.

1.76 “Trellis Claims” has the meaning set forth in Section 11.2.

1.77 “Trellis Damages” has the meaning set forth in Section 11.2.

1.78 “Trellis Indemnitees” has the meaning set forth in Section 11.2.

1.79 “Trellis Know-How” means all Information Controlled as of the Effective Date or thereafter during the Term by Trellis and/or its Affiliate(s) and that is necessary or reasonably useful for the Development, manufacture, use and/or Commercialization of Trellis Antibodies and/or Products in the Field and that is Confidential Information at the time of its use. Trellis Know-How includes all chemical, structural, biological, pharmacological, toxicological, clinical, assay and other methods of screening, structure activity relationship information or other information that relates to Trellis Antibodies or Products (including its composition, formulation, or method of use, manufacture, preparation or administration). Trellis Know-How shall exclude Information in any Trellis Patents or in any Joint Patents. For clarity, the use of “Affiliate” in this definition shall exclude any Third Party that becomes an Affiliate of Trellis (or any of its Affiliates) after the Effective Date.

1.80 “Trellis Materials” means all tangible materials in the possession and Control of Trellis and/or its Affiliate(s) as of the Effective Date or thereafter during the Term that (a) are necessary for the evaluation, Development, manufacture and/or Commercialization of Trellis Antibodies and/or Products in the Field or (b) otherwise embody Trellis Know-How. Trellis Materials shall include cell lines (including strains for the expression of Trellis Antibodies, and corresponding host or control strains, and cell banks thereof), DNA constructs and other materials necessary for the expression of Trellis Antibodies, and tangible materials for use in assays necessary or reasonably useful for the characterization of Trellis Antibodies, to the extent Controlled by Trellis and/or its Affiliate(s). For clarity, the use of “Affiliate” in this definition shall exclude any Third Party that becomes an Affiliate or Trellis (or any of its Affiliates) after the Effective Date.

1.81 “Trellis Patents” means all Patents that are Controlled as of the Effective Date or thereafter during the Term by Trellis and/or its Affiliate(s) and that Cover any Trellis Antibody and/or Product (including in each case its composition, formulation, combination (other than with another proprietary Antibody, material or technology of Trellis that is not a Trellis Antibody or Product), product by process, or method of use, manufacture, preparation or administration) or that would be necessary or reasonably useful for the discovery, Development, manufacture, use and/or Commercialization of Trellis Antibodies and/or Products in the Field. Trellis Patents shall include Trellis’s interest in Joint Patents and Product Specific Patents. For clarity, the use of “Affiliate” in this definition shall exclude any Third Party that becomes an Affiliate of Trellis (or any of its Affiliates) after the Effective Date. Trellis Patents shall consist of Product Specific Patents and Background Trellis Patents. As of the Effective Date, the Product Specific Patents are listed in Exhibit C.

1.82 “Trellis Platform Technology” shall mean all Information and Patents Controlled as of the Effective Date or thereafter during the Term by Trellis and/or its Affiliate(s)s related to the screening or development of antibodies, including its proprietary antibody screening technology CellSpot™.

1.83 “Trellis Technology” means the Trellis Patents, Trellis Know-How and Trellis Materials.

1.84 “Type A Group 1 Antibody” means an Antibody that is Controlled by Trellis as of the Effective Date and that neutralizes representative strains of at least the H1N1 and H5N1 clades of Influenza A, or any fragment, derivative, variant or conjugate thereof and/or any nucleotide sequence expressing the foregoing.

1.85 “Type A Group 2 Antibody” means an Antibody that is Controlled by Trellis as of the Effective Date and that neutralizes representative strains of at least the H3N2 and H7N7 clades of Influenza A, or any fragment, derivative, variant or conjugate thereof and/or any nucleotide sequence expressing the foregoing.

1.86 “Type B Antibody” means an Antibody that is Controlled by Trellis as of the Effective Date and that neutralizes representative strains of both Victoria and Yamagata lineage of Influenza B, or any fragment, derivative, variant or conjugate thereof and/or any nucleotide sequence expressing the foregoing.

1.87 “U.S.” means the United States of America and its territories, districts and possessions.

1.88 “Valid Claim” means either (a) a claim of an issued and unexpired patent which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal and that is not admitted to be invalid or unenforceable through reissue, disclaimer or otherwise (i.e., only to the extent the subject matter is disclaimed or is sought to be deleted or amended through reissue), or (b) a claim of a pending patent application that has not been abandoned, finally rejected or expired without the possibility of appeal or refiling, provided, however, that Valid Claim will exclude any such pending claim in an application that has not been granted within the later of (A) ten (10) years following the earliest non-provisional priority filing date for such application and (B) five (5) years after receipt of the first office action in response to such application unless and until such claim is granted.

2. ANTIBODIES; MATERIALS

2.1 Delivery of Trellis Antibodies. Within thirty (30) days of the Effective Date, Trellis will provide ContraFect with all existing Trellis Antibodies for Development and Commercialization by ContraFect in the form and as identified on Exhibit A; including any and all data (eg BioForte, biacore, neutralization, in vivo) associated thereto. In accordance with Section 1.55, Trellis shall continue to diligently screen, on a best efforts basis, Potential Type B Antibodies for selection by ContraFect.

2.2 Materials Transfer. Either Party may provide to the other Party certain materials for use by the other Party in furtherance of the Development and Commercialization of Trellis Antibodies and Products. All such materials (including, as applicable, any progeny, expression products, mutants, replicates, derivatives and modifications thereof) shall be used by the receiving Party in accordance with the terms and conditions of this Agreement solely for purposes of performing its rights and obligations under this Agreement, and the receiving Party shall not transfer such materials (including, as applicable, any progeny, expression products, mutants, replicates, derivatives and modifications thereof) to any Third Party except to any third party manufacturer, research organization, collaborator or other contractor for purposes contemplated by this Agreement or upon the written consent of the supplying Party. Any materials provided by a Party to the other Party shall be Confidential Information of the delivering Party. ContraFect shall use any materials provided by Trellis to ContraFect (including any Trellis Materials or Trellis Know-How and, as applicable, any progeny, expression products, mutants, replicates, derivatives and modifications thereof) solely for purposes of exercising its rights and performing its obligations under this Agreement. All such ContraFect materials and Trellis Materials must be used with prudence and appropriate caution in any experimental work, since all of their characteristics may not be known.

2.3 Trellis Platform Technology. For clarity, nothing in this Article 2 or anywhere in this Agreement shall be construed as requiring Trellis to disclose to ContraFect any Trellis Platform Technology or as a license to Trellis Platform Technology except to the extent specifically related to the Trellis Antibodies and Products in accordance with this Agreement.

3. DEVELOPMENT; REGULATORY MATTERS

3.1 Development of Trellis Antibodies and Products. ContraFect (by itself or through its Affiliates, Sublicensees, contractors or agents, as applicable) shall use Commercially Reasonable Efforts to Develop at least one Product for the purpose of obtaining a Regulatory Approval in each of United States, France, Germany, Italy, Spain, the United Kingdom, China or Japan, it being understood that (a) Commercially Reasonable Efforts in the Development of Trellis Antibodies and Products may not result in Developing a Product in each of the countries listed above and that in any event, such Development in the various countries may be sequential and (b) Sublicensing in any such country shall be deemed to satisfy the obligation to use Commercially Reasonable Efforts in such country. Without limiting the generality of the foregoing ContraFect (by itself or through its Affiliates, Sublicensees, contractors or agents, as applicable) shall use Commercially Reasonable Efforts to determine whether one or more Product(s) is suitable to progress into clinical studies. For clarity, it is understood and acknowledged that Commercially Reasonable Efforts in the Development of Trellis Antibodies and Products may include sequential implementation of Clinical Trials and/or intervals between Clinical Trials for data interpretation and clinical program planning and approval.

3.2 Development Report. For each Calendar Year following the Effective Date and continuing until such time as Regulatory Approval of all Products under Development, ContraFect shall provide to Trellis annually within sixty (60) days after the end of such Calendar Year a reasonably detailed written report of the status of its efforts to Develop Products by country hereunder.

3.3 Regulatory Matters for Product. ContraFect shall own and have sole responsibility for preparing and submitting all Regulatory Materials for Products in the Field in the Territory, including preparing, submitting and holding all INDs for Products. Trellis shall reasonably cooperate with ContraFect and provide to ContraFect all Information Controlled by Trellis with respect to Products, in each case as may be reasonably requested by ContraFect, in order to support any Regulatory Materials for Products in the Field in the Territory and interactions with any Regulatory Authority in connection with Development and/or Regulatory Approval of Products. ContraFect will own all Regulatory Materials for Products and all such Regulatory Materials shall be submitted in the name of ContraFect (or its Affiliate or Sublicensee, as applicable). ContraFect shall have sole decision-making authority with respect to regulatory matters with respect to Trellis Antibodies and/or Products (including the content of any regulatory filing or dossier, pharmacovigilance reporting, labeling, safety, and the decision to file or withdraw any IND or to cease or suspend any Clinical Trial).

3.4 Adverse Event Reporting. ContraFect shall be responsible for the reporting to the appropriate Regulatory Authorities of all Adverse Events and any other information concerning the safety of Products, in each case, in accordance with Applicable Law of the relevant countries.

3.5 No Use of Debarred Person. During the Term, ContraFect agrees that it will not use any employee or consultant that is debarred by any Regulatory Authority or, to the best of such its knowledge, is the subject of debarment proceedings by any Regulatory Authority.

4. MANUFACTURING; COMMERCIALIZATION

4.1 Manufacturing. ContraFect shall have sole responsibility for the manufacture (including having a Third Party manufacture on its behalf) of all Trellis Antibody and Product, including all such manufacturing for use in Clinical Trials and for commercial sale. ContraFect shall perform such manufacturing activities in compliance with all Applicable Laws.

4.2 Commercialization of Products. ContraFect shall have sole responsibility, including without limitation sole responsibility for all funding, resourcing and decision-making, for all Commercialization activities with respect to the Trellis Antibodies and Products. ContraFect (by itself or through its Affiliates, Sublicensees, contractors or agents, as applicable) shall use Commercially Reasonable Efforts to Commercialize a Product for which ContraFect receives Regulatory Approval for such Product. ContraFect shall perform such Commercialization activities in compliance with all Applicable Laws.

5. GRANT OF RIGHTS AND LICENSES

5.1 License.

(a) Subject to the terms and conditions of this Agreement, Trellis hereby grants to ContraFect an exclusive license, with the right to grant sublicenses, subject to Section 5.2, under Trellis Technology to research, develop, make, have made, use, sell, offer for sale, export and import (including without limitation the exclusive right to Develop, have Developed, Commercialize and have Commercialized) Trellis Antibodies and Products in the Field in the Territory.

(b) Notwithstanding anything to the contrary in this Section 5.1, the license granted to ContraFect under this Section 5.1 shall not include the right for ContraFect to practice any Trellis Platform Technology, either by itself or in collaboration with or through the enabling of any of its Affiliates or any Third Party.

(c) For avoidance of doubt, notwithstanding the inclusion of Combination Products in the scope of Products, the licenses granted to ContraFect under this Section 5.1 shall not include any rights for ContraFect to make, have made, use, sell, offer for sale, otherwise commercialize or import any proprietary compound, material or technology of Trellis that is not a Trellis Antibody or Product.

5.2 Sublicensing by ContraFect. ContraFect shall ensure that each of its Sublicensees is bound by a written agreement that is consistent with, and subject to the terms and conditions of, this Agreement. In addition, ContraFect shall be responsible for the performance of any of its Sublicensees that are exercising rights under a sublicense of the rights granted by Trellis to ContraFect under this Agreement, and the grant of any such sublicense shall not relieve ContraFect of its obligations under this Agreement. Promptly following the execution of each sublicense as provided in this Section 5.2, ContraFect shall provide Trellis with a copy of such sublicense agreement; provided that the financial terms of any such sublicense agreement may be redacted. For clarity, prior to Completion of the first Phase 2 Clinical Trial, ContraFect may not sublicense any or all of its commercial rights except as set forth in subsections (a) - (d) above, nor may it sublicense all of its rights under this Agreement without the prior written consent of Trellis, which may be withheld in its sole discretion.

5.3 Exclusivity. Trellis hereby agrees and covenants that it will not (a) directly or indirectly (with a third party) engage in any research, development or commercialization using Trellis Platform Technology within the Field, including without limitation the research, development, commercialization, production of antibodies in the Field or (b) without the prior written consent of Contrafect, provide the Trellis Antibodies to any third party except pursuant to the terms of that certain Material Transfer Agreement dated October 30, 2013 (a true and correct copy of which has been provided to Contrafect as of the Effective Date).

5.4 No Other Rights. Except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by a Party to the other Party. All rights with respect to Information, Patent or other intellectual property rights that are not specifically granted herein are reserved to the owner thereof.

6. PAYMENTS

6.1 Upfront Payment. In partial consideration of this Agreement, ContraFect shall pay Trellis an upfront payment of two hundred thousand Dollars ($200,000) within five (5) days after the Effective Date.

6.2 Stock. (a) Within five (5) days after the Effective Date, ContraFect shall issue to Trellis five hundred thousand Dollars ($500,000) of ContraFect’s Series C1 preferred stock pursuant to the stock purchase agreement and related investor agreements for the Series C1 preferred stock at the lowest price per share paid for the Series C1 preferred stock (including any warrants or discounts afforded such purchasers; and (b) within six (6) months after the Effective Date, an additional five hundred thousand Dollars ($500,000) of ContraFect’s Series C1 preferred stock or the preferred stock of its most recent financing round led by a non-affiliate third party at the lowest price per share paid by its investors in such round; in each case, pursuant to a stock purchase agreement and related agreements of the Series C1 or other preferred stock, as the case may be, on a pari passu basis with the existing investors in such financing.

6.3 Development Milestone Payments for Product.

(a) ContraFect shall pay to Trellis the milestone payments set forth in Table 1 within sixty (60) days after the first achievement of the specified milestone event by ContraFect, its Affiliates or its Sublicensees for the first Product in the Field. ContraFect shall provide written notice to Trellis within ten (10) Business Days after the first achievement of the specified milestone event by ContraFect or its Affiliates and within twenty (20) days after the first achievement of the specified milestone event by its Sublicensees.

Table 1

Milestone Event for Product	Milestone Payment
IND Approval	$150,000
Completion of a Phase I Clinical Trial	$250,000
Completion of a Phase II Clinical Trial	$375,000
BLA Approval or Sublicensee Upfront Payment	$500,000 or 10% of Sublicense Upfront Payment up to $500,000*

*	ContraFect shall pay Trellis ten percent (10%) of any upfront cash payment received from a Sublicensee up to a maximum of $500,000; which payment shall be deducted from the Milestone Payment due upon BLA Approval. By way of example, if ContraFect receives $3,000,000 as an upfront payment from a Sublicensee, ContraFect shall pay Trellis $300,000 upon such receipt and $200,000 upon BLA Approval; if ContraFect receives $5,000,000 as an upfront payment from a Sublicensee, ContraFect shall pay Trellis $500,000 upon such receipt and $0 upon BLA Approval; and if ContraFect receives $10,000,000 as an upfront payment from a Sublicensee, ContraFect shall pay Trellis $500,000 upon such receipt and $0 upon BLA Approval.

6.4 Sales Milestone Payment. The sales milestone payment indicated below shall be payable by ContraFect to Trellis when the cumulative Net Sales for all Products in the Territory by ContraFect, its Affiliates and Sublicensees first reach or exceed the Net Sales threshold amounts set forth below.

Milestone Event	Milestone Payment
Cumulative Net Sales of Products in Territory first reach $100 million	$2 million

The above milestone payment is payable only once, such that the maximum amount payable under this Section 6.4 is two million Dollars ($2 million). The payments payable by ContraFect to Trellis under this Section 6.4 shall be paid within sixty (60) days following the end of the applicable Calendar Year.

6.5 Royalty Payments to Trellis.

(a) Royalty on Products. Subject to the other provisions of this Article 6 and other provisions of this Agreement and in consideration of the licenses granted by Trellis to ContraFect hereunder to the Trellis Technology, in countries where the sale of the Product is covered by a Valid Claim, ContraFect shall pay to Trellis a four percent (4%) royalty on the Net Sales of each Product covered by a Valid Claim during the Royalty Term for such Product.

(b) Third Party Payments. If ContraFect, in its good faith judgment, believes that it is necessary to obtain a license from any Third Party under any Third Party Patent that Covers any Trellis Antibody or Product in the form transferred by Trellis to ContraFect, ContraFect’ royalty obligations set forth above shall be reduced by fifty percent (50%) of the amount of the royalties made by ContraFect to such Third Party on account of such license, provided that the royalties paid shall not be reduced in any such event below fifty percent (50%) of the amount that would otherwise be due pursuant to Section 6.5(a) with respect to any calendar quarter. If, but for the proviso in the preceding sentence, the deduction under this Section 6.5(b)) would have reduced a royalty payment made by ContraFect by more than fifty percent (50%), then the amount of such deduction that exceeds fifty percent (50%) will be carried over to subsequent royalty payments until the fall amount that ContraFect would have been entitled to deduct (absent the above limitation) is deducted.

(c) Royalty Term. Royalties payable by ContraFect to Trellis under Section 6.5 shall be paid on a Product-by-Product and country-by-country basis commencing upon the First Commercial Sale of the Product until the expiration in such country of the last Valid Claim of the last to expire Trellis Patent that would be infringed by the manufacture, use or sale of such Product in such country absent a license with respect to such Trellis Patent (the “Royalty Term”).

6.6 Royalty Payments and Reports. All amounts payable to Trellis pursuant to Section 6.5 shall be paid in Dollars within sixty (60) days after the end of the calendar quarter in which the applicable Net Sales were received by ContraFect. Each payment of royalties shall be accompanied by a royalty report providing a statement, on a Product-by-Product and country-by- country basis, of: (a) the amount of Net Sales of Products in the Territory during the applicable calendar quarter, (b) a calculation of the amount of royalty payment due in Dollars on such Net Sales for such calendar quarter, and (c) the amount of withholding taxes, if any, required by Applicable Law to be deducted with respect to such royalties.

6.7 Payment Method. All payments due under this Agreement to Trellis shall be made by bank wire transfer in immediately available funds to an account designated by Trellis. All payments hereunder shall be made in Dollars.

6.8 Taxes. Trellis will pay any and all taxes levied on account of all payments it receives under this Agreement. If laws or regulations require that taxes be withheld with respect to any royalty payments by ContraFect to Trellis under this Agreement, ContraFect will: (i) deduct those taxes from the remittable payment, (ii) pay the taxes to the proper taxing authority, and (iii) send evidence of the obligation together with proof of tax payment to Trellis on a timely basis following that tax payment. Each Party agrees to cooperate with the other Party in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty which is in effect. The Parties shall discuss applicable mechanisms for minimizing such taxes to the extent possible in compliance with Applicable Law. In addition, the Parties shall cooperate in accordance with Applicable Law to minimize indirect taxes (such as value added tax, sales tax, consumption tax and other similar taxes) in connection with this Agreement.

6.9 Foreign Exchange. Conversion of sales recorded in local currencies to Dollars shall be performed in a manner consistent with ContraFect’s normal practices used to prepare its audited financial statements for internal and external reporting purposes.

6.10 Records. During the Royalty Term and for a period of three (3) years thereafter, ContraFect shall retain, and shall cause its Affiliates and Sublicensees to retain, complete, true and accurate books of accounts and records, including gross sales and any deductions thereto in connection with the calculation of Net Sales, sufficient to determine and establish the amounts payable incurred under this Agreement, and compliance with the other terms and conditions of this Agreement. Such books and records shall be kept reasonably accessible and shall be made available for inspection for a three (3) year period in accordance with Section 6.11 below.

6.11 Audit of ContraFect Records. During the Royalty Term and upon reasonable prior notice, ContraFect shall permit an independent nationally recognized certified public accounting firm (subject to obligations of confidentiality to ContraFect), appointed by Trellis and reasonably acceptable to ContraFect, to audit the financial records of ContraFect solely to the extent relating to royalty payments and reports to Trellis under Sections 6.5, 6.6 and 6.10; provided that such audit shall not occur more often than once per Calendar Year, unless a material error is discovered in such audit, in which case Trellis shall have the right to conduct a second audit in such Calendar Year. Any inspection conducted under this Section 6.11 shall be at the expense of Trellis, unless such inspection reveals any underpayment of the royalties due hereunder for the audited period by at least ten percent (10%), in which case the full costs of such inspection for such period shall be borne by ContraFect. Any underpayment shall be paid by ContraFect to Trellis within forty-five (45) days with interest on the underpayment at the rate specified in Section 6.12 from the date such payment was originally due, and any overpayment shall be credited against future amounts due by ContraFect to Trellis.

6.12 Late Payments. Any payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement shall bear interest at a rate equal to the lesser of: (a) two (2) percentage point above the 1 month LIBOR, or any successor thereto, on the first day of each calendar quarter in which such payments are overdue or (b) the maximum rate permitted by Applicable Law; in each case calculated on the number of days such payment is delinquent, compounded monthly.

6.13 Payments to or Reports by Affiliates. Any payment required under any provision of this Agreement to be made to either Party or any report required to be made by any Party shall be made to or by an Affiliate of that Party if designated in writing by that Party as the appropriate recipient or reporting entity.

7. OWNERSHIP OF AND RIGHTS TO INTELLECTUAL PROPERTY

7.1 Ownership of Information and Inventions. Each Party will own all inventions (and Patents that claim such inventions) solely invented by or on behalf of it and/or its Affiliates and/or their respective employees, agents and independent contractors pursuant to this Agreement (collectively, “Sole Inventions”). All inventions invented jointly by employees, Affiliates, agents, or independent contractors of each Party during the term of this Agreement (collectively, “Joint Inventions”) and Joint Patents will be owned jointly by the Parties. The Parties agree to discuss in good faith and implement a mutually agreeable patent strategy with respect to all Joint Inventions that may be patentable. With respect to all Joint Inventions for which the Parties agree patent protection should be sought, the Parties shall cooperate in the preparation, filing and Prosecution of Joint Patents, and shall discuss and agree on the content, form and payment of relevant patent applications and any other relevant matters before such applications are made. If the Parties are unable to agree on such matters, such disagreement shall be resolved pursuant to Article 13 (Dispute Resolution). Subject to a Party’s obligations under applicable terms of this Agreement (e.g., licenses granted hereunder, confidentiality obligations, etc.) with respect to same, any Information generated during or resulting from a Party’s activities under this Agreement may only be used by such Party in furtherance of the objectives of the Agreement.

7.2 Disclosure of Inventions. Each Party will promptly disclose to the other Party all invention disclosures submitted to such Party by its or its Affiliates’ employees describing Joint Inventions related to Trellis Antibodies and Products. Each Party will also respond promptly to reasonable requests from the other Party for more Information relating to such inventions.

8. PATENT PROSECUTION AND EXPENSES

8.1 Prosecution of Product Specific Patents.

(a) ContraFect will have the first right, but not the obligation, to draft, file, prosecute and maintain (including any oppositions, interferences, reissue proceedings, reexaminations and post-grant proceedings) in all jurisdictions in the Territory the Product Specific Patents (such activities with respect to Patents being the “Prosecution”, with the term “Prosecute” having the corresponding meaning). Such Prosecution of the Product Specific Patents shall be conducted in good faith by ContraFect, using commercially reasonable efforts, and handled by outside counsel mutually agreed upon by the Parties that will jointly represent the Parties (the “Patent Firm”). Subject to this Section 8.1(a) and Section 8.1(d), ContraFect shall bear one hundred percent (100%) of the Patent Prosecution Costs for the Product Specific Patents, and shall have lead responsibility and decision-making control for such Prosecution of the Product Specific Patents. For clarity, each Party will bear its own internal costs (i.e., those costs that are not Patent Prosecution Costs) with respect to its Prosecution activities for the Product Specific Patents.

(b) In the event a Product Specific Patent is a PCT filing and enters the national/regional phase during the Term, ContraFect hereby agrees that it will file national/regional patent applications or otherwise seek patent protection in at least the following countries/territories: England, France Germany, Italy, Spain, China and Japan.

(c) The Parties will cooperate in the Prosecution of the Product Specific Patents in all respects. Trellis will provide ContraFect all reasonable assistance and cooperation in its Prosecution efforts with respect to the Product Specific Patents, including providing any necessary powers of attorney and executing any other required documents or instruments for such Prosecution, as necessary to Prosecute the Product Specific Patents.

(d) In the event that ContraFect elects not to Prosecute in any country any Patent within the Product Specific Patents, ContraFect will give Trellis at least thirty (30) days notice before any relevant deadline and provide to Trellis information it reasonably requests relating to the Product Specific Patent. Trellis will then have the right to assume responsibility, using patent counsel of its choice, for the Prosecution of such Product Specific Patent. If Trellis assumes responsibility for the Prosecution for any such Product Specific Patents as set forth above, then the Patent Prosecution Costs incurred by Trellis in the course of such Prosecution will thereafter be borne by Trellis, and the license rights with respect to such Product Specific Patent under Section 5.1 shall remain exclusive. The Parties will cooperate in such Prosecution in all respects. Each Party will provide the other Party all reasonable assistance and cooperation in such Prosecution efforts, including providing any necessary powers of attorney and executing any other required documents or instruments for such Prosecution. Each Party will provide the other Party with copies of any documents it receives or prepares in connection with such Prosecution and will inform the other Party of the progress of it. Before filing in connection with such Prosecution any document with a patent office, each Party will provide a copy of the document to the other Party sufficiently in advance to enable the other Party to comment on it, and the first Party will give due consideration to such comments.

(e) Patent Term Adjustments or Extensions. The Parties will confer regarding the desirability of seeking in any country any patent term adjustment, patent term extension, supplemental patent protection or related extension of rights with respect to the Product Specific Patents. ContraFect shall have the sole right, but not the obligation, to apply for any such adjustment, extension or protection. Neither Party will proceed with such an extension until the Parties have consulted with one another and agreed to a strategy therefor, provided that in the case where the Parties are unable to reach consensus, ContraFect will have the final decision-making authority with respect to such decision; provided further that such decision will be made in accordance with Applicable Law so as to maximize marketing exclusivity for the Product in the Field. Without limiting the foregoing, Trellis covenants that it will not seek patent term extensions, supplemental protection certificates, or similar rights or extensions for the Product Specific Patents without the prior written consent of ContraFect, not to be unreasonably withheld. Each Party will cooperate fully with and provide all reasonable assistance to the other Party and use all commercially reasonable efforts consistent with its obligations under Applicable Law (including any applicable consent order or decree) in connection with obtaining any such adjustments or extensions for the Product Specific Patents consistent with such strategy. To the extent reasonably and legally required in order to obtain any such adjustment or extension in a particular country, each Party will make available to the other a copy of the necessary documentation to enable such other Party to use the same for the purpose of obtaining the adjustment or extension in such country.

8.2 Data Exclusivity. As applicable, ContraFect will have the sole right and authority for securing, maintaining and enforcing exclusivity rights that may be available under Applicable Law in a country for a Product, such as any data, market, pediatric, orphan drug or other regulatory exclusivity periods. Trellis will cooperate fully with and provide all reasonable assistance to ContraFect and use all commercially reasonable efforts consistent with its obligations under Applicable Law (including any applicable consent order or decree) to seek, maintain and enforce all data exclusivity periods available for the Products.

8.3 Ownership

(a) ContraFect Patents. ContraFect will have the sole right and authority with respect to ContraFect Patents in any jurisdiction, including Prosecution and enforcement. ContraFect will be responsible for all costs incurred by it (including all Patent Prosecution Costs) in the course of Prosecuting and enforcing such ContraFect Patents.

(b) Background Trellis Patents. Trellis will have the sole right and authority with respect to enforcement and Prosecution of all Background Trellis Patents in any jurisdiction. Trellis will be responsible for all costs incurred by it (including all Patent Prosecution Costs) in the course of Prosecuting and enforcing such Background Trellis Patents.

(c) Trellis Platform Technology. Trellis will have the sole right and authority with respect to enforcement and Prosecution of all Patents claiming the Trellis Platform Technology in any jurisdiction. Trellis will be responsible for all costs incurred by it (including all Patent Prosecution Costs) in the course of Prosecuting and enforcing such Patents claiming the Trellis Platform Technology.

8.4 Infringement of Trellis Patents by Third Parties.

(a) Notification. The Parties will promptly notify each other of any actual, threatened, alleged or suspected infringement by a Third Party (an “Infringement”) of the Trellis Patents. A notice under 42 U.S.C. 262(1) (however such section may be amended from time to time during the Term) with respect to a Product will be deemed to describe an act of Infringement, regardless of its content. As permitted by Applicable Law, each Party will promptly notify the other Party in writing of any such Infringement of which it becomes aware, and will provide evidence in such Party’s possession demonstrating such Infringement. In particular, each Party will notify and provide the other Party with copies of any allegations of patent invalidity, unenforceability or non-infringement of any Trellis Patents Covering a Trellis Antibody or Product (including methods of use or manufacture thereof). Such notification and copies will be provided by the Party receiving such certification to the other Party as soon as practicable and, unless prohibited by Applicable Law, at least within five (5) days after the receiving Party receives such certification. Such notification and copies will be sent by facsimile and overnight courier to ContraFect at the address specified in Section 14.4, and to Trellis at the address specified in Section 14.4.

(b) ContraFect will have the first right, but not the obligation, to bring and control, at its expense, an appropriate suit or other action before any government or private tribunal against any person or entity allegedly engaged in any Infringement (an “Infringement

Action”) of any Product Specific Patent to remedy the Infringement (or to settle or otherwise secure the abatement of such Infringement). The foregoing right of ContraFect shall include the right to perform all actions of a reference product sponsor set forth in 42 USC 262(1). Trellis will have the right, at its own expense and by counsel of its choice, to be represented in any Infringement Action with respect to a Product Specific Patent (“Product Specific Infringement Action”). At ContraFect’ request, Trellis will join any Product Specific Infringement Action as a party and will use commercially reasonable efforts to cause any applicable Existing Third Party Licensor to join such Product Specific Infringement Action as a party (all at ContraFect’ expense) if doing so is necessary for the purposes of establishing standing or is otherwise required by Applicable Law to pursue such action. ContraFect will have a period of one hundred and eighty (180) days after its receipt or delivery of notice and evidence pursuant to Section 8.4(a) to elect to so enforce such Product Specific Patents in the applicable jurisdiction (or to settle or otherwise secure the abatement of such Infringement), provided, however, that such period will be more than one hundred and eighty (180) days to the extent Applicable Law prevents earlier enforcement of such Product Specific Patents (such as the enforcement process set forth in 42 USC 262(1)) and such period will be less than one hundred and eighty (180) days to the extent that a delay in bringing an action to enforce the applicable Product Specific Patents against such alleged Third Party infringer would limit or compromise the remedies (including monetary and injunctive relief) available against such alleged Third Party infringer. In the event ContraFect does not so elect (or settle or otherwise secure the abatement of such Infringement) within the aforementioned period of time or twenty (20) days before the time limit, if any, for the filing of a Product Specific Infringement Action, whichever is sooner, it will so notify Trellis in writing and in the case where Trellis then desires to commence a suit or take action to enforce the applicable Product Specific Patents with respect to such Infringement in the applicable jurisdiction, the Parties will confer and upon ContraFect’ prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), Trellis will have the right to commence such a suit or take such action to enforce the applicable Product Specific Patents, at Trellis’s expense. Each Party will provide to the Party enforcing any such rights under this Section 8.4(b) reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required by Applicable Law to pursue such action. The enforcing Party will keep the other Party regularly informed of the status and progress of such enforcement efforts, and will reasonably consider the other Party’s comments on any such efforts.

(c) Settlement. Without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), neither Party will settle any Product Specific Infringement Action in any manner that would adversely affect a Product Specific Patent or that would limit or restrict the ability of ContraFect (or its Affiliates or Sublicensees, as applicable) to sell Products anywhere in the Territory.

(d) Expenses and Recoveries. A Party bringing a Product Specific Infringement Action under this Section 8.4 against any Third Party engaged in Infringement of the Product Specific Patents will be solely responsible for any expenses incurred by such Party as a result of such Product Specific Infringement Action. If such Party recovers monetary damages from such Third Party in such Product Specific Infringement Action, such recovery will first be applied to all out-of-pocket costs and expenses incurred by the Parties in connection therewith, including attorneys’ fees. If such recovery is insufficient to cover all such costs and expenses of both Parties, it will be shared pro-rata in proportion to the relative amount of such costs and expenses incurred by each Party. If after such reimbursement any funds remain from such damages, such funds will be shared as follows: (i) if ContraFect is the Party bringing such Product Specific Infringement Action, such remaining funds will be retained by ContraFect and treated as Net Sales of Product, and (iii) if Trellis is the Party bringing such Product Specific Infringement Action, such remaining funds will be retained as ninety percent (90%) by Trellis and ten percent (10%) by ContraFect.

8.5 Reexaminations, Oppositions and Related Actions.

(a) The Parties will promptly notify each other in the event that any Third Party files, or threatens to file, any paper in a court, patent office or other government entity, seeking to invalidate, reexamine, oppose or compel the licensing of any Product Specific Patent (any such Third Party action being a “Patent Challenge”).

(b) ContraFect will have the first right to bring and control, at its expense, any effort in defense of such a Patent Challenge against a Product Specific Patent, except in the case where such Patent Challenge is made in connection with an Infringement Action, in which case the enforcing Party in the Infringement Action will have the first right to bring and control the defense of such Patent Challenge and such Patent Challenge will be considered part of the Infringement Action under this Article 8. In the case where ContraFect controls the defense of such Patent Challenge, Trellis will have the right, at its own expense and by counsel of its choice, to be represented in any such effort. If ContraFect fails to take action to defend such Patent Challenge within thirty (30) days of the time limit for bringing such defense (or within such shorter period to the extent that a delay in bringing such defense would limit or compromise the outcome of such defense of such Patent Challenge), then Trellis will have the right, but not the obligation, to bring and control any effort in defense of such Patent Challenge at its own expense.

(c) Trellis will have the first right to bring and control, at its expense, any effort in defense of such a Patent Challenge Related to any Background Trellis Patent or any Patents claiming any Trellis Platform Technology, except in the case where such Patent Challenge is made in connection with an Infringement Action, in which case the enforcing Party in the Infringement Action will have the first right to bring and control the defense of such Patent Challenge and such Patent Challenge will be considered part of the Infringement Action under this Article 8. In the case where Trellis controls the defense of such Patent Challenge, ContraFect will have the right, at its own expense and by counsel of its choice, to be represented in any such effort. If Trellis fails to take action to defend such Patent Challenge within thirty (30) days of the time limit for bringing such defense (or within such shorter period to the extent that a delay in bringing such defense would limit or compromise the outcome of such defense of such Patent Challenge), then ContraFect will have the right, but not the obligation, to bring and control any effort in defense of such Patent Challenge at its own expense.

9. CONFIDENTIALITY

9.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party (the “Receiving Party”) agrees that, for the Term and for five (5) years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information furnished to it by the other Party (the “Disclosing Party”) pursuant to this Agreement except for that portion of such Information that the Receiving Party can demonstrate by competent written proof:

(a) was already known to the Receiving Party or any of its Affiliates, other than under an obligation of confidentiality to the Disclosing Party, at the time of disclosure by the Disclosing Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;

(d) is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party without obligations of confidentiality to the Disclosing Party with respect thereto; or

(e) is subsequently independently discovered or developed by the Receiving Party or its Affiliate without the aid, application, or use of Confidential Information of the Disclosing Party.

9.2 Authorized Disclosure. Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following situations:

(a) subject to Section 9.3, regulatory filings and other filings with Governmental Authorities (including Regulatory Authorities), including filings with the FDA, as necessary for the Development or Commercialization of a Product, as required in connection with any filing, application or request for Regulatory Approval; provided, however, that reasonable measures will be taken to assure confidential treatment of such information;

(b) prosecuting or defending litigation;

(c) subject to Section 9.3, complying with Applicable Law, including regulations promulgated by securities exchanges;

(d) disclosure to its Affiliates, employees, agents, independent contractors, licensors and any Sublicensees of the Trellis Technology only on a need-to-know basis and solely in connection with the performance of this Agreement, provided that each disclosee must be bound by obligations of confidentiality and non-use at least as equivalent in scope as and no less restrictive than those set forth in this Article 9 prior to any such disclosure;

(e) disclosure of the material terms of this Agreement (or a redacted copy of this Agreement) to any bona fide potential or actual investor, stockholder, investment banker,

acquirer, merger partner or other potential or actual financial partner or their agents; provided that each disclosee must be bound by obligations of confidentiality and non-use at least as equivalent in scope as and no less restrictive than those set forth in this Article 9 prior to any such disclosure;

(f) disclosure of the target and stage of Development of Products under this Agreement to any bona fide potential or actual investor, stockholder, investment banker, acquirer, merger partner or other potential or actual financial partner; provided that each disclosee must be bound by obligations of confidentiality and non-use at least as equivalent in scope as and no less restrictive than those set forth in this Article 9 prior to any such disclosure.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Sections 12.2(c) or 12.2(d), it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use reasonable efforts to secure confidential treatment of such information. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.

Nothing in Sections 9.1 or 9.2 shall limit either Party in any way from disclosing to any Third Party such Party’s U.S. or foreign income tax treatment and the U.S. or foreign income tax structure of the transactions relating to such Party that are based on or derived from this Agreement, as well as all materials of any kind (including opinions or other tax analyses) relating to such tax treatment or tax structure, except to the extent that nondisclosure of such matters is reasonably necessary in order to comply with applicable securities laws.

9.3 Publicity; Terms of Agreement.

(a) The Parties agree that the terms and contents of this Agreement (including the Exhibits hereto) shall be treated as Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in Section 9.2 and this Section 9.3. Subject to Section 9.3(c), neither Party shall make any public announcement regarding the execution or terms of this Agreement without the consent of the other Party in accordance with Section 9.3(b).

(b) On March 31, 2014, the Parties shall issue a joint press release in the form attached hereto as Exhibit B.

(c) Except for the joint press release issued pursuant to Section 9.3(b) above, neither Party shall make a public announcement concerning the existence, terms and/or contents of this Agreement, except that in the case of a press release or governmental filing required by Applicable Law (where reasonably advised by the disclosing Party’s counsel), the disclosing Party shall provide the other Party with such advance notice as it reasonably can and shall not be required to obtain approval therefor. A Party commenting on such a proposed press release shall provide its comments, if any, within five (5) Business Days (or within three (3) Business Days in the event that Trellis (or its Affiliate) is a public reporting company) after receiving the press release for review and the other Party shall give good faith consideration to same. Trellis may not make a press release announcing the achievement of each milestone under this Agreement as it is achieved, and the achievements of Regulatory Approvals as they occur, without the prior written consent of ContraFect which consent shall not be unreasonably withheld or delayed. For purposes of clarification, neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement that have previously been publicly disclosed by such Party, or by the other Party, in accordance with this Section 9.3. For clarity, neither Party shall disclose the financial terms of this Agreement without the prior written approval of the other Party, except as and to the extent otherwise expressly permitted under this Agreement.

(d) The Parties acknowledge that either or both Parties may be obligated to file under Applicable Law a copy of this Agreement with the SEC or other Government Authorities. Each Party shall be entitled to make such a required filing, provided that it requests confidential treatment of at least the financial terms and sensitive technical terms hereof and thereof to the extent such confidential treatment is reasonably available to such Party. In the event of any such filing, each Party will provide the other Party with a copy of this Agreement marked to show provisions for which such Party intends to seek confidential treatment not less than five (5) Business Days prior to such filing (and any revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), and shall reasonably consider the other Party’s comments thereon to the extent consistent with the legal requirements, with respect to the filing Party, governing disclosure of material agreements and material information that must be publicly filed, and shall only disclose Confidential Information which it is advised by counsel or the applicable Governmental Authority is legally required to be disclosed. No such notice shall be required under this Section 9.3(d) if the substance of the description of or reference to this Agreement contained in the proposed filing has been included in any previous filing made by either Party hereunder or otherwise approved by the other Party.

(e) Each Party shall require each of its Affiliates and private investors to which Confidential Information of the other Party is disclosed as permitted hereunder to comply with the covenants and restrictions set forth in Sections 9.1 through 9.3 as if each such Affiliate and each such investor were a Party to this Agreement and shall be fully responsible for any breach of such covenants and restrictions by any such Affiliate or investor.

9.4 Publications. Trellis shall not publicly present or publish results of studies performed under this Agreement, nor publicly present or publish results of prior or future studies involving the Trellis Antibodies or in the Field.

9.5 Termination of Prior MTA. This Agreement terminates, as of the Effective Date, the Prior MTA. All Confidential Information (as defined in the Prior MTA) exchanged between the Parties under the Prior MTA shall be deemed Confidential Information of the corresponding Party under this Agreement and shall be subject to the terms of this Article 9.

9.6 Use of Name. Neither Party shall, without the other Party’s prior written consent, use any trademarks or other marks of the other Party (including the other Party’s corporate name), trademarks, advertising taglines or slogans confusingly similar thereto, in connection with such Party’s marketing or promotion of Products under this Agreement or for any other purpose (except in reference to the existence of this Agreement), except as may be expressly authorized in writing in connection with activities under this Agreement and except to the extent required to comply with Applicable Law.

10. REPRESENTATIONS AND WARRANTIES AND COVENANTS

10.1 Mutual Representations and Warranties. Each Party hereby represents, warrants, and covenants (as applicable) to the other Party as of the Effective Date as follows:

(a) Corporate Existence. It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.

(b) Power. It has the full corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder. It has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c) No Debarment. In the course of the Development of Products, such Party has not used prior to the Effective Date and shall not use, during the Term, any employee, agent or independent contractor who has been debarred by any Regulatory Authority, or, to the best of such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority.

(d) No Conflict. It is not a party to any agreement, outstanding order, judgment or decree of any court or Governmental Authority that would prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under this Agreement. It has not, and will not, after the Effective Date and during the Term, grant any right to any Third Party that would conflict with the rights granted to the other Party hereunder.

10.2 Representations and Warranties by Trellis. Trellis hereby represents and warrants as of the Effective Date and, where denoted below, covenants to ContraFect as follows:

(a) Right to Grant License. Trellis has the right under the Trellis Technology to grant the licenses to ContraFect as purported to be granted pursuant to this Agreement.

(b) Patent Rights. Trellis has sufficient legal and/or beneficial title, ownership or license under its Patents and Information necessary for the purposes contemplated by this Agreement. The Trellis Technology existing as of the Effective Date is free and clear from any Liens, and Trellis has sufficient legal and/or beneficial title, ownership or license thereunder to grant the licenses to ContraFect as purported to be granted pursuant to this Agreement. As of the Effective Date, Trellis is the sole owner of all right, title and interest in and to (free and clear from any Liens of any kind) the Trellis Patents listed on Exhibit C. All fees required to maintain such issued Patent rights have been paid to date. To Trellis’s knowledge, the Trellis Patents listed on Exhibit C constitute all Patents Controlled by Trellis that would be infringed by the manufacture (as currently conducted), use or sale of Trellis Antibodies and/or Products (but for the license granted by Trellis to ContraFect under Section 5.1)

(c) No Conflict. There is no agreement in effect, either oral or written, between Trellis and any Third Party, relating to the Development, Commercialization or manufacture of the Trellis Antibodies or Products except as otherwise disclosed to ContraFect’ patent counsel prior to the Effective Date

(d) Non-Infringement of Third Party Rights. Trellis has not received any written notice from any Third Party asserting or alleging that the discovery, research and/or Development of Trellis Antibodies or Products by Trellis prior to the Effective Date infringes the intellectual property rights of such Third Party. The Trellis Technology existing as of the Effective Date was not obtained in violation of any contractual or fiduciary obligation owed by Trellis or its employees or agents to any Third Party or through the misappropriation of the intellectual property rights (including any trade secrets) from any Third Party.

(e) Non-Action or Claim. There are no pending, and to Trellis’s knowledge no threatened, actions, suits or proceedings against Trellis involving the Trellis Technology. To Trellis’s actual knowledge, with no duty of inquiry, there are no activities by Third Parties that would constitute infringement or misappropriation of the Trellis Technology as it relates to Trellis Antibodies or Products (in the case of pending claims, evaluating them as if issued as of the Effective Date).

10.3 No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 10 OR ELSEWHERE IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, OR THAT ANY OF THE DEVELOPMENT AND/OR COMMERCIALIZATION EFFORTS WITH REGARD TO ANY COMPOUND OR PRODUCT WILL BE SUCCESSFUL, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

11. INDEMNIFICATION AND LIMITATION OF LIABILITY

11.1 Indemnification by Trellis for Third Party Claims. Trellis shall defend, indemnify, and hold ContraFect, its Affiliates, and their respective officers, directors, employees, and agents (the “ContraFect Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such ContraFect Indemnitees (collectively, “ContraFect Damages”), all to the extent resulting from any claims, suits, proceedings or causes of action brought by such Third Party (collectively, “ContraFect Claims”) against such ContraFect Indemnitee that arise out of or result from (or are alleged to arise out of or result from): (a) a breach of any of Trellis’s representations, warranties, covenants and obligations under this Agreement; (b) the gross negligence or willful misconduct of Trellis, its Affiliates, or the officers, directors, employees, or agents of Trellis or its Affiliates; or (c) the research and development of Trellis Antibodies before the Effective Date. The foregoing indemnity obligation shall not apply if the ContraFect Indemnitees materially fail to comply with the indemnification procedures set forth in Section 11.3, or to the extent that any ContraFect Claim is subject to indemnity pursuant to Section 11.2 and/or is based on or alleges a breach by ContraFect or its Affiliates of an obligation under an agreement between ContraFect or its Affiliates and a Third Party.

11.2 Indemnification by ContraFect for Third Party Claims. ContraFect shall defend, indemnify, and hold Trellis, its Affiliates, and each of their respective officers, directors, employees, and agents, (the “Trellis Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such Trellis Indemnitees (collectively, “Trellis Damages”), all to the extent resulting from any claims, suits, proceedings or causes of action brought by such Third Party (collectively, “Trellis Claims”) against such Trellis Indemnitee that arise out of or result from (or are alleged to arise out of or result from): (a) the Development, manufacture, storage, handling, use, sale, offer for sale, and importation of Products by ContraFect or its Affiliates, or Sublicensees; (b) a breach of any of ContraFect’ representations, warranties, covenants and obligations under this Agreement; or (c) the gross negligence or willful misconduct of ContraFect or its Affiliates, or the officers, directors, employees, or agents of ContraFect or its Affiliates. The foregoing indemnity obligation shall not apply if the Trellis Indemnitees materially fail to comply with the indemnification procedures set forth in Section 11.3, or to the extent that any Trellis Claim is subject to indemnity pursuant to Section 11.1 and/or is based on or alleges a breach by Trellis or its Affiliates of an obligation under an agreement between Trellis or its Affiliates and a Third Party.

11.3 Indemnification Procedures. The Party claiming indemnity under this Article 11 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of the claim, suit, proceeding or cause of action for which indemnity is being sought (“Claim”), and, provided that the Indemnifying Party is not contesting the indemnity obligation, shall permit the Indemnifying Party to control and assume the defense of any litigation relating to such claim and disposition of any such Claim unless the Indemnifying Party is also a party (or likely to be named a party) to the proceeding in which such claim is made and the Indemnified Party gives notice to the Indemnifying Party that it may have defenses to such claim or proceeding that are in conflict with the interests of the Indemnifying Party, in which case the Indemnifying Party shall not be so entitled to assume the defense of the case. If the Indemnifying Party does assume the defense of any Claim, it (i) shall act diligently and in good faith with respect to all matters relating to the settlement or disposition of any Claim as the settlement or disposition relates to Parties being indemnified under this Article 11, (ii) shall cause such defense to be conducted by counsel reasonably acceptable to the Indemnified Party and (iii) shall not settle or otherwise resolve any Claim without prior notice to the Indemnified Party and the consent of the Indemnified Party if such settlement involves anything other than the payment of money by the Indemnifying Party. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in its defense of any claim for which the Indemnifying Party has assumed the defense in accordance with this Section 11.3, and shall have the right (at its own expense) to be present in person or through counsel at all legal proceedings giving rise to the right of indemnification. So long as the Indemnifying Party is diligently defending the Claim in good faith, the Indemnified Party shall not settle any such Claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a)

the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party will remain responsible to indemnify the Indemnified Party as provided in this Article 11.

11.4 Limitation of Liability. EXCEPT FOR (A) INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES PAID OR PAYABLE TO A THIRD PARTY BY AN INDEMNIFYING PARTY FOR WHICH THE INDEMNIFIED PARTY IS ENTITLED TO INDEMNIFICATION HEREUNDER, (B) ANY BREACH OF ANY OF ARTICLE 9 AND SECTIONS 11.1 AND 11.2 OF THIS AGREEMENT BY A PARTY OR ITS AFFILIATES AND/OR (C) DAMAGES THAT ARE DUE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE LIABLE PARTY (INCLUDING GROSS NEGLIGENCE OR WILLFUL BREACH WITH RESPECT TO THE MAKING OF A PARTY’S REPRESENTATIONS AND WARRANTIES IN ARTICLE 10), IN NO EVENT SHALL EITHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT.

12. TERM AND TERMINATION

12.1 Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 12, shall continue on a Product-by-Product and country-by-country basis until expiration of the Royalty Term (the “Term”).

12.2 Termination by ContraFect at Will or for Safety Reasons.

(a) Termination by ContraFect at Will. ContraFect may terminate this Agreement in its entirety effective upon three (3) months prior written notice to Trellis.

(b) Termination by ContraFect for Safety Reasons. ContraFect may terminate this Agreement on a Product-by-Product and/or country-by-country basis upon written notice to Trellis based on Safety Reasons. If Trellis does not agree with ContraFect’s opinion that ContraFect’s termination was due to Safety Reasons, such dispute shall be handled in accordance with Section 13.1. If such dispute is resolved pursuant to Section 13.1 in Trellis’s favor, in such case such termination shall be treated as a termination by ContraFect at will under Section 12.2(a).

12.3 Termination by Either Party for Breach.

(a) Either Party may terminate this Agreement with respect to any Product (on a Product-by-Product basis) as to the entire Territory or with respect to any country (on a country-by-country basis), in the event the other Party (the “Breaching Party”) materially breaches this Agreement and the Breaching Party fails to cure such breach within ninety (90) days after receiving written notice of such breach from the non-breaching Party (a “Termination Notice”).

(b) If the alleged breaching Party disputes the existence or materiality of a breach specified in a Termination Notice provided by the other Party in accordance with Section 12.3(a), and such alleged breaching Party provides the other Party notice of such dispute within said ninety (90) day period after receiving such Termination Notice, then the other Party shall not have the right to terminate this Agreement under Section 12.3(a) with respect to such country or countries unless and until arbitrators, in accordance with Article 14, have determined that the alleged breaching Party has materially breached this Agreement with respect to such country or countries and such Party fails to cure such breach within ninety (90) days following such arbitrators’ decision (except to the extent such breach involves the failure to make a payment when due, which breach must be cured within ten (10) Business Days following such arbitrators’ decision). It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

12.4 Termination by Either Party for Insolvency. A Party shall have the right to terminate this Agreement upon written notice if the other Party incurs an Insolvency Event; provided, however, in the case of any involuntary bankruptcy proceeding, such right to terminate shall only become effective if the Party that incurs the Insolvency Event consents to the involuntary bankruptcy or if such proceeding is not dismissed or stayed within forty-five (45) days after the filing thereof. “Insolvency Event” means circumstances under which a Party (i) has a receiver or similar officer appointed over all or a material part of its assets or business; (ii) passes a resolution for winding-up of all or a material part of its assets or business (other than a winding-up for the purpose of, or in connection with, any solvent amalgamation or reconstruction) or a court enters an order to that effect; (iii) has entered against it an order for relief recognizing it as a debtor under any insolvency or bankruptcy laws (or any equivalent order in any jurisdiction); or (iv) enters into any composition or arrangement with its creditors with respect to all or a material part of its assets or business (other than relating to a solvent restructuring).

12.5 Effects of Termination of this Agreement by ContraFect under Section 12.2(a) or by Trellis under 12.4. Upon termination of this Agreement by ContraFect under Section 12.2(a) or by Trellis under Section 12.4, the following shall apply with respect to the terminated Trellis Antibody(s)/Product(s) (in addition to any other rights and obligations under this Agreement with respect to such termination).

(a) Licenses. The licenses granted to ContraFect in Section 5.1 shall terminate. To the extent such obligations existed prior to such termination, ContraFect shall not have any Commercially Reasonable Efforts obligations thereafter with respect to the Development and Commercialization of the terminated Trellis Antibody(s)/Product(s). Effective only in such event and subject to the payment of fair and reasonable consideration (which shall be mutually agreed by the Parties), ContraFect will (a) grant to Trellis a non-exclusive, royalty-free, fully paid up license, with the right to grant sublicenses through multiple tiers, to make, have made, use, sell, offer for sale and import the terminated Trellis Antibody/Products under those Patents, materials, know-how and Information Controlled by ContraFect and its Affiliates that, at the time of such termination, are then practiced or used by ContraFect to make, have made, use, sell, offer for sale and import the terminated Trellis Antibody/Product’ and (b) agrees to cooperate with Trellis and its designee(s), at Trellis’s sole expense, to facilitate an orderly and prompt transition of the terminated Product(s) Trellis and/or its designee(s) following such termination. If the Parties are unable to agree what is fair and reasonable consideration for such license, the Parties shall resolve such dispute pursuant to Article 13 (Dispute Resolution).

(b) Return of Confidential Information. Within thirty (30) days after the termination of the entire Agreement, the Receiving Party shall destroy all tangible items comprising, bearing or containing any Confidential Information of the Disclosing Party that are in Receiving Party’ or its Affiliates’ possession or control, and provide written certification of such destruction, or prepare such tangible items of Confidential Information for shipment to the Disclosing Party, as the Disclosing Party may direct, at Trellis’s expense; provided that the Receiving Party may retain one copy of such Confidential Information for its legal archives, and provided further that the Receiving Party shall not be required to destroy electronic files containing Confidential Information that are made in the ordinary course of its business information back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information.

12.6 Effects of Termination of Agreement by ContraFect under Section 12.3. Upon termination of this Agreement by ContraFect under Section 12.3 the following shall apply:

(a) all licenses granted to ContraFect under this Agreement shall survive but shall become perpetual, provided that ContraFect continues to fulfill its payment obligations under Article 6; and

(b) ContraFect shall have no further Commercially Reasonable Efforts obligations under Sections 3.1 or 4.2.

12.7 Trellis Bankruptcy Events. All rights and licenses granted under or pursuant to this Agreement by Trellis are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that ContraFect, as the licensee of such rights under this Agreement, shall, subject to ContraFect’s continuing performance under this Agreement, retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.

12.8 Effects of Expiration of Agreement. Upon the expiration of the Royalty Term (i.e., in the case where there is no earlier termination pursuant to this Article 12), on a Trellis Antibody-by-Trellis Antibody, Product-by-Product and country-by-country basis, the licenses granted to ContraFect under Article 6 with respect to Trellis Technology shall convert to a worldwide, exclusive, perpetual, irrevocable, fully paid-up, non-royalty-bearing, sublicensable license.

12.9 Other Remedies. Termination or expiration of this Agreement for any reason shall not release either Party from any liability or obligation that already has accrued prior to such expiration or termination, nor affect the survival of any provision hereof to the extent it is expressly stated to survive such termination. Subject to and without limiting the terms and conditions of this Agreement, expiration or termination of this Agreement shall not preclude any Party from (a) claiming any other damages, compensation or relief that it may be entitled to upon such expiration or termination, (b) any right to receive any amounts accrued under this Agreement prior to the expiration or termination date but which are unpaid or become payable thereafter and (c) any right to obtain performance of any obligation provided for in this Agreement which shall survive expiration or termination.

12.10 Survival. Termination or expiration of this Agreement shall not affect rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration of this Agreement. Notwithstanding anything to the contrary, the following provisions shall survive and apply after expiration or termination of this Agreement: Articles 1, 9, 13 and 14 and Sections 6.10 and 6.11 (solely for the three (3)-year period following the last royalty payment received, as well as Sections 7.1, 8.3, 10.3, 11.4, 12.8, 12.9 and 12.10. All provisions not surviving in accordance with the foregoing shall terminate upon expiration or termination of this Agreement and be of no further force and effect.

13. DISPUTE RESOLUTION

13.1 Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 13 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement.

13.2 Internal Resolution. With respect to all disputes arising between the Parties under this Agreement, including, without limitation, any alleged breach under this Agreement or any issue relating to the interpretation or application of this Agreement, if the Parties are unable to resolve such dispute within thirty (30) days after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to the Chief Executive Officers of the Parties (or any senior executive reporting directly to either Party’s Chief Executive Officer) for attempted resolution by good faith negotiations within thirty (30) days after such notice is received.

13.3 Binding Arbitration. If the Chief Executive Officers of the Parties are not able to resolve such disputed matter within thirty (30) days and either Party wishes to pursue the matter, each such dispute, controversy or claim that is not an Excluded Claim (defined in Section 13.4 below) shall be finally resolved by binding arbitration administered by American Arbitration Association (“AAA”) pursuant to its Commercial Arbitration Rules and Procedures then in effect (the “AAA Rules”), and judgment on the arbitration award may be entered in any court having jurisdiction thereof. The Parties agree that:

(a) The arbitration shall be conducted by a panel of three persons experienced in the pharmaceutical business: within thirty (30) days after initiation of arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within thirty (30) days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by AAA. The place of arbitration shall be New York, New York, and all proceedings and communications shall be in English.

(b) Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damage. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration regardless of the outcome of such arbitration.

(c) Except to the extent necessary to confirm an award or as may be required by applicable Law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable statute of limitations.

13.4 Excluded Claim. As used in Section 13.3, the term “Excluded Claim” shall mean a dispute, controversy or claim that concerns (a) the scope, validity, enforceability, inventorship or infringement of a Patent, trademark or copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

14. MISCELLANEOUS

14.1 Entire Agreement; Amendments. This Agreement, including the Exhibits hereto (which are incorporated into and made a part of this Agreement), sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof, including the Prior MTA. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized representative of each Party.

14.2 Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the U.S. or other countries which may be imposed upon or related to Trellis or ContraFect from time to time. Each Party agrees that it shall not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity.

14.3 Force Majeure. Each Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure (defined below) and the nonperforming Party promptly provides notice of such prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues. The Party affected by such force majeure also shall notify the other Party of the anticipated duration of such force majeure, any actions being taken to avoid or minimize its effect after such occurrence, and shall take reasonable efforts to remove the condition constituting such force majeure. For purposes of this Agreement, “force majeure” shall include conditions beyond the control of the Parties, including an act of God, acts of terrorism, voluntary or involuntary compliance with any regulation, law or order of any government, war, acts of war (whether war be declared or not), labor strike or lock-out, civil commotion, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe. The payment of invoices due and owing hereunder shall in no event be delayed by the payer because of a force majeure affecting the payer.

14.4 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by a reputable international expedited delivery service, or (b) five (5) Business Days after mailing, if mailed by first class certified or registered mail, postage prepaid, return receipt requested.

For Trellis:	Trellis Bioscience
2-B Corporate Center Drive
South San Francisco, CA 94080
(650) 656-1121
Attention: Chief Executive Officer

With a copy to:	Cooley LLP
3175 Hanover St.
Palo Alto, CA 94304
Attention: Glen Sato, Esq.
Email: gsato@cooley.com

For ContraFect:	ContraFect Corp.
28 Wells Avenue, 3rd Floor
Yonkers, NY 10701
(914) 207-2300
Attention: Chief Executive Officer

With a copy to:	Shearman & Sterling LLP
Five Palo Alto Square, Suite 600
Palo Alto, CA 94306
Attention: Richard C. Hsu, Esq.

14.5 No Strict Construction; Headings. This Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

14.6 Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

14.7 Assignment. Neither Party may assign this Agreement or assign or transfer any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment or transfer without the other Party’s consent (i) to any Affiliate of such Party, or (ii) to any Third Party successor-in-interest or purchaser of all or substantially all of the business or assets of such Party to which this Agreement relates, whether in a merger, combination, reorganization, sale of stock, sale of assets or other transaction. In addition, either Party may assign its right to receive proceeds under this Agreement or grant a security interest in such right to receive proceeds under this Agreement to one or more Third Parties providing financing to such Party pursuant to the terms of a security or other agreement related to such financing (i.e., for purposes of a royalty financing arrangement). Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 14.7 shall be null, void and of no legal effect. For clarity, the provisions of this Section 14.7 shall not apply to or encompass sublicensing of the rights licensed to a Party under this Agreement.

14.8 Governing Law. This Agreement shall be governed by and construed and enforced under the substantive laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise make this Agreement subject to the substantive law of another jurisdiction. For clarification, any dispute relating to the inventorship, scope, validity, enforceability or infringement of any patent right shall be governed by and construed and enforced in accordance with the patent laws of the applicable jurisdiction.

14.9 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

14.10 Compliance with Applicable Law. Each Party shall comply with Applicable Law in the course of performing its obligations or exercising its rights pursuant to this Agreement. Neither Party (nor any of their Affiliates) shall be required under this Agreement to take any action or to omit to take any action otherwise required to be taken or omitted by it under this Agreement if the taking or omitting of such action, as the case may be, could in its opinion violate any settlement, consent order or decree, corporate integrity agreement, or judgment to which it may be subject from time to time during the Term. Notwithstanding anything to the contrary in this Agreement, neither Party nor any of its Affiliates shall be required to take, or shall be penalized for not taking, any action that such Party reasonably believes is not in compliance with Applicable Law.

14.11 Severability. If any one or more of the provisions of this Agreement are held to be invalid or unenforceable by an arbitrator or any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

14.12 No Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

14.13 Counterparts. This Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document, each of which shall be deemed an original, shall be construed together and shall constitute one and the same instrument. This Agreement may be executed and delivered through the email of pdf copies of the executed Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives effective as of the Effective Date.

TRELLIS BIOSCIENCE LLC		CONTRAFECT CORP.

By:	/s/ Stefan Ryser, Ph.D.	By:	/s/ Julia P. Gregory

Name:	Stefan Ryser, Ph.D.	Name:	Julia P. Gregory

Title:	President & CEO	Title:	Chief Executive Officer

Exhibit A

Trellis Antibodies

Antibody Designator *	Influenza Type	Sequence	Bacterial Stock	Plasmid DNA	Protein
INF 1	A, Group I	X	X
INF 8	A, Group I	X	X
INF 30	A, Group I	X	X
INF 42	A, Group I	X	X
INF 48	A, Group I	X		X
INF 49	A, Group I	X	X
INF 52	A, Group I	X	X
TRL053	A, Group I	X	X	X	D
INF 82	A, Group I	X		X
INF 285	A, Group II	X	X
INF 322	A, Group II	X	X
INF 369	A, Group II	X
INF 375	A, Group II	X	X
INF 376	A, Group II	X	X
INF 377	A, Group II	X	X
INF 378	A, Group II	X	X
INF 383	A, Group II	X	X	X
INF 440	A, Group II	X	X
INF 442	A, Group II	X	X
INF 455	A, Group II	X	X	X
INF 457	A, Group II	X	X
INF 459	A, Group II	X	X
INF 460	A, Group II	X	X
INF 464	A, Group II	X	X
INF 473	A, Group II	X
INF 486	A, Group II	X	X	X
INF 518	A, Group II	X	X
INF 560	A, Group II	X	X
TRL579	A, Group II	X	X	X	D
INF 595	A, Group II	X	X
INF 604	A, Group II	X	X
INF 619	A, Group II	X	X
INF 620	A, Group II	X	X
INF 629	A, Group II	X	X
INF 634	A, Group II	X	X
INF 635	A, Group II	X	X
INF 641	A, Group II	X	X
INF 642	A, Group II	X	X

Antibody Designator *	Influenza Type	Sequence	Bacterial Stock	Plasmid DNA	Protein
INF 646	A, Group II	X	X
INF 648	A, Group II	X	X
INF 655	A, Group II	X	X
INF 662	A, Group II	X	X
INF 663	A, Group II	X	X
INF 669	A, Group II	X	X
INF 670	A, Group II	X	X
INF 699	A, Group II	X	X
INF 700	A, Group II	X	X
INF 708	A, Group II	X	X
INF 710	A, Group II	X	X
INF 711	A, Group II	X	X
INF 723	A, Group II	X	X
INF 763	A, Group II	X	X
INF 778	A, Group II	X	X
TRL784	B	X		D	D
TRL794	B	X		D	D
TRL798	B	X		D
TRL799	B	X		D	D
TRL809	B	X		D	D
TRL811	B	X		D	D
TRL812	B	X		D	D
TRL813	B	X		D	D
TRL823	B	X		D
TRL832	B	X		D	D
TRL833	B	X		D	D
TRL834	B	X		D
TRL835	B	X		D	D
TRL837	B	X		D	D
TRL839	B	X		D	D
TRL841	B	X		D
TRL842	B	X		D	D
TRL845	B	X		D	D
TRL846	B	X		D
TRL847	B	X		D	D
TRL848	B	X		D	D
TRL849	B	X		D	D
TRL851	B	X		D
INF579/53Bi.1	bi-specific A	X	X	D

*	INF prefix used interchangeably with “MAB” prefix in internal documentation
**	Formerly designated as MAB 53 and MAB 579

D = already delivered to ContraFect	X = to be delivered to ContraFect

Exhibit B

Joint Press Release

Exhibit C

Trellis Patents

Status Report for Trellis Bioscience, Inc.

Client Number:38851

Friday, January 17, 2014

MoFo Docket# Client Ref #	Country	Title	App # Filing Date	Patent # Grant Date	Parent # Filing Date	Category	Inventor(s)	Owner	Status
38851-20128.00	US United States	ANTIBODIES USEFUL IN PASSIVE INFLUENZA IMMUNIZATION	13/163,489 06-17-2011			Normal	LAWRENCE M. KAUVAR STOTE ELLSWORTH WILLIAM USINGER KRISTA M. MCCUTCHEON MINHA PARK BO CHEN YING-PING JIANG INC. TRELLIS BIOSCIENCE	Trellis Bioscience, Inc.	Filed
38851-20128.40	PCT International (PCT)	ANTIBODIES USEFUL IN PASSIVE INFLUENZA IMMUNIZATION	PCT/US2011/ 040982 06-17-2011		61/443,103 02-15-2011	Normal	LAWRENCE M. KAUVAR STOTE ELLSWORTH WILLIAM USINGER KRISTA M. MCCUTCHEON MINHA PARK	Trellis Bioscience, Inc.	Filed
38851-20128.41	AU Australian	ANTIBODIES USEFUL IN PASSIVE INFLUENZA IMMUNIZATION	2011268072 06-17-2011		PCT/ US2011/ 040982 06-17-2011	PCT National Phase	LAWRENCE M. KAUVAR STOTE ELLSWORTH WILLIAM USINGER KRISTA M. MCCUTCHEON MINHA PARK	Trellis Bioscience, LLC	Filed
38851-20128.42	BR Brazilian	ANTIBODIES USEFUL IN PASSIVE INFLUENZA IMMUNIZATION	11201203218 54 06-17-2011		PCT/ US2011/ 040982 06-17-2011	PCT National Phase	LAWRENCE M. KAUVAR STOTE ELLSWORTH WILLIAM USINGER KRISTA M. MCCUTCHEON MINHA PARK	Trellis Bioscience, Inc.	Filed
38851-20128.43	CA Canadian	ANTIBODIES USEFUL IN PASSIVE INFLUENZA IMMUNIZATION	PENDING 06-17-2011		PCT/ US2011/ 040982 06-17-2011	PCT National Phase	LAWRENCE M. KAUVAR STOTE ELLSWORTH WILLIAM USINGER KRISTA M. MCCUTCHEON MINHA PARK	Trellis Bioscience, Inc.	Filed

MoFo Docket# Client Ref #	Country	Title	App # Filing Date	Patent # Grant Date	Parent # Filing Date	Category	Inventor(s)	Owner	Status
38851-20128.44	CN Chinese	ANTIBODIES USEFUL IN PASSIVE INFLUENZA IMMUNIZATION	20118003592 35 06-17-2011		PCT/ US2011/ 040982 06-17-2011	PCT National Phase	LAWRENCE M. KAUVAR STOTE ELLSWORTH WILLIAM USINGER KRISTA M. MCCUTCHEON MINHA PARK	Trellis Bioscience, Inc.	Filed
38851-20128.45	EP European	ANTIBODIES USEFUL IN PASSIVE INFLUENZA IMMUNIZATION	117965558 06-17-2011		PCT/ US2011/ 040982 06-17-2011	PCT National Phase	LAWRENCE M. KAUVAR STOTE ELLSWORTH WILLIAM USINGER KRISTA M. MCCUTCHEON MINHA PARK	Trellis Bioscience, Inc.	Filed
38851-20128.46	IL Israeli	ANTIBODIES USEFUL IN PASSIVE INFLUENZA IMMUNIZATION	223666 06-17-2011		PCT/ US2011/ 040982 06-17-2011	PCT National Phase	LAWRENCE M. KAUVAR STOTE ELLSWORTH WILLIAM USINGER KRISTA M. MCCUTCHEON MINHA PARK	Trellis Bioscience, Inc.	Filed
38851-20128.47	IN Indian	ANTIBODIES USEFUL IN PASSIVE INFLUENZA IMMUNIZATION	232CHENP20 13 06-17-2011		PCT/ US2011/ 040982 06-17-2011	PCT National Phase	LAWRENCE M. KAUVAR STOTE ELLSWORTH WILLIAM USINGER KRISTA M. MCCUTCHEON MINHA PARK	Trellis Bioscience, Inc.	Filed
38851-20128.48	JP Japanese	ANTIBODIES USEFUL IN PASSIVE INFLUENZA IMMUNIZATION	2013515568 06-17-2011		PCT/ US2011/ 040982 06-17-2011	PCT National Phase	LAWRENCE M. KAUVAR STOTE ELLSWORTH WILLIAM USINGER KRISTA M. MCCUTCHEON MINHA PARK	Trellis Bioscience, Inc.	Filed
38851-20128.49	KR South Korean	ANTIBODIES USEFUL IN PASSIVE INFLUENZA IMMUNIZATION	10201370012 92 06-17-2011		PCT/ US2011/ 040982 06-17-2011	PCT National Phase	LAWRENCE M. KAUVAR STOTE ELLSWORTH WILLIAM USINGER KRISTA M. MCCUTCHEON MINHA PARK	Trellis Bioscience, Inc.	Filed
38851-20128.50	RU Russian	ANTIBODIES USEFUL IN PASSIVE INFLUENZA IMMUNIZATION	2013102073 06-17-2011		PCT/ US2011/ 040982 06-17-2011	PCT National Phase	LAWRENCE M. KAUVAR STOTE ELLSWORTH WILLIAM USINGER KRISTA M. MCCUTCHEON MINHA PARK	Trellis Bioscience, Inc.	Filed
38851-20128.51	HK Hong Kong	ANTIBODIES USEFUL IN PASSIVE INFLUENZA IMMUNIZATION	131119591 06-17-2011		117965558 06-17-2011	Re- registration of Foreign Registration	LAWRENCE M. KAUVAR STOTE ELLSWORTH WILLIAM USINGER KRISTA M. MCCUTCHEON MINHA PARK	Trellis Bioscience, Inc.	Filed

MoFo Docket# Client Ref #	Country	Title	App # Filing Date	Patent # Grant Date	Parent # Filing Date	Category	Inventor(s)	Owner	Status
38851-20129.00	US United States	ANTIBODIES USEFUL IN PASSIVE INFLUENZA IMMUNIZATION	12-06-2012		PCT/ US2012/ 068037 12-06-2012	PCT National Phase	LAWRENCE M. KAUVAR STOTE ELLSWORTH WILLIAM USINGER KRISTA MAUREEN MCCUTCHEON MINHA PARK		Docketed
38851-20129.40	PCT International (PCT)	ANTIBODIES USEFUL IN PASSIVE INFLUENZA IMMUNIZATION	PCT/ US2012/ 068037 12-06-2012			Normal	LAWRENCE M. KAUVAR STOTE ELLSWORTH WILLIAM USINGER KRISTA MAUREEN MCCUTCHEON MINHA PARK		Filed
38851-20129.41	AU Australian	ANTIBODIES USEFUL IN PASSIVE INFLUENZA IMMUNIZATION	12-06-2012		PCT/ US2012/ 068037 12-06-2012	PCT National Phase	LAWRENCE M. KAUVAR STOTE ELLSWORTH WILLIAM USINGER KRISTA MAUREEN MCCUTCHEON MINHA PARK		Docketed
38851-20129.42	BR Brazilian	ANTIBODIES USEFUL IN PASSIVE INFLUENZA IMMUNIZATION	12-06-2012		PCT/ US2012/ 068037 12-06-2012	PCT National Phase	LAWRENCE M. KAUVAR STOTE ELLSWORTH WILLIAM USINGER KRISTA MAUREEN MCCUTCHEON MINHA PARK		Docketed
38851-20129.43	CA Canadian	ANTIBODIES USEFUL IN PASSIVE INFLUENZA IMMUNIZATION	12-06-2012		PCT/ US2012/ 068037 12-06-2012	PCT National Phase	LAWRENCE M. KAUVAR STOTE ELLSWORTH WILLIAM USINGER KRISTA MAUREEN MCCUTCHEON MINHA PARK		Docketed
38851-20129.44	CN Chinese	ANTIBODIES USEFUL IN PASSIVE INFLUENZA IMMUNIZATION	12-06-2012		PCT/ US2012/ 068037 12-06-2012	PCT National Phase	LAWRENCE M. KAUVAR STOTE ELLSWORTH WILLIAM USINGER KRISTA MAUREEN MCCUTCHEON MINHA PARK		Docketed
38851-20129.45	EP European	ANTIBODIES USEFUL IN PASSIVE INFLUENZA IMMUNIZATION	12-06-2012		PCT/ US2012/ 068037 12-06-2012	PCT National Phase	LAWRENCE M. KAUVAR STOTE ELLSWORTH WILLIAM USINGER KRISTA MAUREEN MCCUTCHEON MINHA PARK		Docketed

MoFo Docket# Client Ref #	Country	Title	App # Filing Date	Patent # Grant Date	Parent # Filing Date	Category	Inventor(s)	Owner	Status
38851-20129.46	IN Indian	ANTIBODIES USEFUL IN PASSIVE INFLUENZA IMMUNIZATION	12-06-2012		PCT/ US2012/ 068037 12-06-2012	PCT National Phase	LAWRENCE M. KAUVAR STOTE ELLSWORTH WILLIAM USINGER KRISTA MAUREEN MCCUTCHEON MINHA PARK		Docketed
38851-20129.47	IL Israeli	ANTIBODIES USEFUL IN PASSIVE INFLUENZA IMMUNIZATION	12-06-2012		PCT/ US2012/ 068037 12-06-2012	PCT National Phase	LAWRENCE M. KAUVAR STOTE ELLSWORTH WILLIAM USINGER KRISTA MAUREEN MCCUTCHEON MINHA PARK		Docketed
38851-20129.48	JP Japanese	ANTIBODIES USEFUL IN PASSIVE INFLUENZA IMMUNIZATION	12-06-2012		PCT/ US2012/ 068037 12-06-2012	PCT National Phase	LAWRENCE M. KAUVAR STOTE ELLSWORTH WILLIAM USINGER KRISTA MAUREEN MCCUTCHEON MINHA PARK		Docketed
38851-20129.49	KR South Korean	ANTIBODIES USEFUL IN PASSIVE INFLUENZA IMMUNIZATION	12-06-2012		PCT/ US2012/ 068037 12-06-2012	PCT National Phase	LAWRENCE M. KAUVAR STOTE ELLSWORTH WILLIAM USINGER KRISTA MAUREEN MCCUTCHEON MINHA PARK		Docketed
38851-20129.50	RU Russian	ANTIBODIES USEFUL IN PASSIVE INFLUENZA IMMUNIZATION	12-06-2012		PCT/ US2012/ 068037 12-06-2012	PCT National Phase	LAWRENCE M. KAUVAR STOTE ELLSWORTH WILLIAM USINGER KRISTA MAUREEN MCCUTCHEON MINHA PARK		Docketed
38851-30133.00	US United States	ANTIBODIES USEFUL IN PASSIVE INFLUENZA IMMUNIZATION				Provisional	LAWERENCE M. KAUVAR		Docketed